Exhibit 10.1

Michaels Stores, Inc. Fiscal Year 2008 Bonus Plan Summary

On April 3, 2008, the Board of Directors (the “Board”) of Michaels Stores, Inc. (“Company”) adopted the Fiscal Year 2008 Bonus Plan (the “2008 Bonus Plan”) and established fiscal 2008 bonus targets and performance measures applicable to the Company’s executive officers, including the Chief Executive Officer, President and Chief Financial Officer and the other executives named in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 3, 2008, who were employed by the Company as of that date.

For the 2008 Bonus Plan, the Board established threshold, target and maximum bonus amounts for each of the executive officers listed below as a percentage of applicable annual base salaries as follows:

	Threshold	Target	Maximum
Brian C. Cornell	35%	100%	200%
Jeffrey N. Boyer	24.5%	70%	140%
Thomas M. Bazzone	17.5%	50%	100%
Thomas C. DeCaro	17.5%	50%	100%
Harvey S. Kanter	17.5%	50%	100%

For the 2008 Bonus Plan the Board selected the following performance measures and relative weights:

Financial Weightings	Brian Cornell	Jeffrey Boyer	Thomas Bazzone	Thomas DeCaro	Harvey Kanter

Overall Company Results	75%	75%	25%	75%	75%
Business Unit Results			50%
Personal Performance	25%	25%	25%	25%	25%

Before any bonus is earned on any of the performance measures, the Company must achieve the threshold Overall Company Results.  Overall Company Results is measured by consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”), less an inventory charge, which is consistent with the prior year bonus plan.  Additionally, the bonus plan for Mr. Bazzone, Executive Vice President - Specialty Businesses, contains a business unit driven, adjusted-EBITDA, less inventory charge measure for the Aaron Brothers business.

In evaluating Company financial performance, the Board may adjust results to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and items of gain, loss or expenses determined to be extraordinary or unusual in nature, infrequent in occurrence or related to a change in accounting principle.  Before any business unit or individual performance portion can be earned, the calculated Overall Company Results measure must meet or exceed the threshold (minimum) level of performance as established by the Board.

Individual performance accounts for up to 25% of the total bonus amount for each of the executive officers listed above.  Each officer is evaluated based upon competencies and pre-established individual objectives.  Performance against these measures is determined by the Compensation Committee on a scaled rating of Exceeds Expectations, Solid Performance or

Mixed Performance.  No specified weighting is given to each measure and considerable discretion resides with the Compensation Committee in its evaluation of personal performances.

For fiscal 2008, individual performance will be primarily measured around progress on the Company’s strategic initiatives:  global sourcing, consumer insights, category management, store environment/shopping experience, process and profit improvements and Aaron Brothers profitability.